UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 31, 2009
ENTERPRISE GP HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1-32610 (Commission File Number)	13-4297064 (I.R.S. Employer Identification No.)
1100 Louisiana, 10th Floor
Houston, Texas 77002
(Address of Principal Executive Offices, including Zip Code)
(713) 381-6500
(Registrant’s Telephone Number, including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Compensation of Non-Management Directors
     On January 1, 2010, the Board of Directors (the “Board”) of EPE Holdings, LLC, a Delaware limited liability company (the “Company”), which is the general partner of Enterprise GP Holdings L.P., a Delaware limited partnership (the “Partnership”), adopted and approved an increased compensation package for non-management members of the Board for the period beginning on January 1, 2010 and until revised by similar Board action.
     Effective as of January 1, 2010, the compensation payable to each of the current non-management directors and any non-management director who may be elected or appointed a director (an “Independent Director”), as approved by the Board, consists of:
(i)	an annual retainer in cash of $75,000;

(ii)	a meeting fee in cash of $1,500 for each meeting (including without limitation any telephonic meeting) of the Board attended by such Independent Director;

(iii)	a meeting fee in cash of $1,500 for each meeting (including without limitation any telephonic meeting) of a duly appointed committee of the Board (each a “Committee”) attended by such Independent Director, provided that he or she is a duly elected or appointed member of such Committee as of the time of such meeting; and

(iv)	an annual grant of units representing limited partner interests (“Units”) of the Partnership having a fair market value, based on the closing price of a Unit of the Partnership on the New York Stock Exchange (or, in the event that such Units are no longer listed for trading on the New York Stock Exchange, then such other national securities trading market on which such Units shall be listed for trading) on the trading day immediately preceding the date of grant, of $40,000.
     Notwithstanding the foregoing, the compensation payable to an Independent Director who is also a Chairman of a Committee shall also include (in addition to any compensation payable in accordance with the immediately preceding paragraph) an annual retainer in cash of $15,000.
     The cash portion of the compensation described above (i) will be payable quarterly, (ii) in the case of the annual retainers described above, will be prorated for the number of days in a calendar quarter that an individual serves as an Independent Director and/or as a Chairman of a Committee, and (iii) in the case of the meeting fees described above, will be payable in arrears.
Equity Ownership Guidelines
     On December 31, 2009, the Audit, Conflicts and Governance Committee of the Board recommended to the Board, and effective on January 1, 2010, the Board adopted and approved, the following equity ownership guidelines for directors and executive officers of the Company (as an amendment of the equity ownership provisions of the Partnership’s Governance Guidelines) in order to further align the interests and actions of each of the directors and executive officers of the Company with the interests of the Company, the Partnership and the Partnership’s unitholders:
     Non-Management Directors. Each non-management director of the Company shall be required to own units representing limited partner interests of the Partnership (“Partnership Units”) having an aggregate Value (as defined below) of three times the dollar amount of such non-management director’s aggregate annual cash retainer for service on the Board paid for the most recently completed calendar year.
     Management Directors and other Executive Officers. Each executive officer of the Company shall be required to own Partnership Units having an aggregate Value of three times the dollar amount of such executive officer’s aggregate annual base salary for the most recently completed calendar year paid by Enterprise Products Company, a Texas corporation formerly named EPCO, Inc., and/or its successors-in-interest; provided, however, that (notwithstanding the foregoing) the Value of any units representing limited partnership interests in Duncan Energy Partners L.P., a Delaware limited partnership (“DEP”), or Enterprise Products Partners L.P., a Delaware limited partnership (“EPD” and together with DEP, the “Affiliated MLPs” and each an “Affiliated MLP”), owned by an executive officer of the Company who is also an executive officer of the general partner of such Affiliated MLP, shall be counted toward the equity ownership requirements set forth above.
     Deadline for Achieving Required Ownership Level. For each director and executive officer, the deadline to achieve the applicable required ownership described above shall be the later of (a) January 1, 2015 and (b) the fifth anniversary of (i) the election or appointment of such person to the Board (in the case of a non-management director) or (ii) the election or appointment of such person as an executive officer of the Company (in the case of a management director or other executive officer).
     For purposes of the Company’s equity ownership guidelines, the “Value” of a unit owned by a person means (i) for units that are purchased by such person, the price paid by such person at the time of purchase or (ii) for units granted to such person by the Partnership or an Affiliated MLP (including without limitation restricted units granted pursuant to a long-term incentive or other equity ownership plan), the closing price of the relevant class of units as of the trading day immediately preceding the date of such grant on the New York Stock Exchange (or, in the event that such class of units is no longer listed for trading on the New York Stock Exchange, then such other national securities trading market on which such class of units shall be listed for trading).
     On January 4, 2010, the Partnership issued a press release announcing the adoption and approval of the equity ownership guidelines described above. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated January 4, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE GP HOLDINGS L.P.
	By:	EPE HOLDINGS, LLC, its General Partner

Date: January 4, 2010	By:	/s/ Michael J. Knesek
		Name:	Michael J. Knesek
		Title:	Senior Vice President, Controller and Principal Accounting Officer of EPE Holdings, LLC

Exhibit Index

Exhibit No.	Description

99.1	Press release dated January 4, 2010.